SES
Securities Evaluation Service, Inc.
Suite 200
531 E. Roosevelt Road
Wheaton, Illinois  60187




June 11, 2003


First Trust Portfolios, L.P.
1001 Warrenville Road
Lisle, IL  60532

                  Re:  The First Trust U.S. Treasury Securities
                          Portfolio, Intermediate, Series 12

Gentlemen:

     We  have  examined the Registration Statement File No.  333-
105777 for the above captioned fund. We hereby consent to the use in the Registration Statement of the references to Securities
Evaluation Service, Inc. as evaluator.

     You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely,

Securities Evaluation Service, Inc.



James R. Couture
President